Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Wins Finance Holdings Inc. on Form S-4 of our report dated March 3, 2015, with respect to our audit of the financial statements of Sino Mercury Acquisition Corp. as of December 31, 2014 and for the period from March 28, 2014 (inception) through December 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

May 11, 2015